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                                                                    EXHIBIT 21.1

                            SCHEDULE OF SUBSIDIARIES

         The Company has the following subsidiaries, all of which are wholly-owned Ohio corporations:

                  Team America 3, Inc.; Team America 4, Inc.; Team America 5, Inc.; Team America 7, Inc.; Team America 8, Inc.; Team America 10, Inc.; Team America 11, Inc.; Team America 12, Inc.; Team America 13, Inc.; Team America 14, Inc.; Team America 15, Inc.; Team America 16, Inc.; Team America 17, Inc.; Team America 18, Inc.; Team America 19, Inc.; Team America 20, Inc.; Columbus E.L., Inc.; Team America of Orlando, Inc.; Team America of Ohio, Inc.; and Team America Professional Employer, Inc.